Mail Stop 6010

      September 20, 2005




Mr. John McWhorter
Chief Financial Officer
Republic Bancshares of Texas, Inc.
4200 Westheimer
Houston, Texas  77027

	Re:	Republic Bancshares of Texas, Inc.
		Form 10-KSB for the Year Ended December 31, 2004
		Form 10-Q for the Quarter Ended March 31, 2005 and June
30,
2005
      File No. 000-33201


Dear Mr. McWhorter:

	We have completed our review of your Form 10-KSB and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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